UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  SCHEDULE l3G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)

                        (Amendment No. ______________)*



                         REYNOLDS, SMITH AND HILLS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, par value $0.0l per share
       -----------------------------------------------------------------
                         (Title of Class of Securities)





                                 Not Applicable
       ------------------------------------------------------------------
                                 (CUSIP NUMBER)






                                December 31,1999
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                 Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendement containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               Henry C. Luke, Jr.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              3,001.82
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              24,670.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              3,001.82
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              24,670.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           27,671.82
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.17%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Henry C. Luke, Jr.

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           345 Greencastel Drive, Jacksonville, Florida 32225

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 27,672
           (b) Percent of Class: 6.17%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 3,002
               (ii)  Shared Power to Vote or Direct the Vote: 24,670
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 3,002
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 24,670
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

January 28, 2000


/s/ HENRY C. LUKE, JR.
-------------------------
Henry C. Luke, Jr.
                                       3

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
                 JOSEPH J. HARTNETT

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              24,069.00
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              0.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              24,069.00
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              0.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           24,069.00
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.37%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Joseph J. Hartnett

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           2700 S. Courtenay Pkwy, Merritt Island, Florida 32952

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 24,069
           (b) Percent of Class: 5.37%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 24,069
               (ii)  Shared Power to Vote or Direct the Vote: 0
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 24,069
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 0
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 7, 2000


/s/ JOSEPH J. HARTNETT
-------------------------
Joseph J. Hartnett

                                       5